EXHIBIT 10.1

METROPCS COMMUNICATIONS, INC.

SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR REMUNERATION PLAN

Effective as of January 1, 2008

In consideration of the services provided by certain non-employee members of the Board of Directors (the “Board”) of MetroPCS Communications, Inc., a Delaware corporation (the “Company”) the Company establishes this Non-Employee Director Remuneration Plan (“Plan”). Each member of the Board is a “Director.”

ARTICLE I

ELIGIBILITY

Each Non-Employee Director will be eligible to receive the remuneration for Board services provided for in this Plan. “Non-Employee Director” means a Director who (a) is not a current officer or employee of the Company or any of its subsidiaries, (b) does not have a spouse, minor child or children, or other adult living in their household who receive compensation from the Company or any of its subsidiaries, and (c) has not entered into an arrangement with the Company or any of its subsidiaries to receive compensation from any such entity (through a consulting, equipment purchase, manufacturing services or other arrangement) other than through this Plan.

ARTICLE II

DIRECTOR MEETING FEES

Section 2.1	Board Meeting Fees.

(a)

Each Non-Employee Director will receive (collectively, the “Board Meeting Fees”):

(i)     $2,000 for each Board meeting that such Non-Employee Director attends in person; and

(ii)   $1,000 for each Board meeting that such Non-Employee Director attends by telephone.

(b)	Board Meeting Fees will be paid in cash and will be paid once every fiscal quarter in arrears.

(c)	Board Meeting Fees will only be paid with respect to any given Board meeting if (x) a quorum was in attendance at such meeting and (y) minutes are recorded at such meeting.

(d)	For purposes of this Plan, any series of Board meetings taking place on the same day and lasting in the aggregate less than four (4) hours will be deemed one and the same Board meeting for purposes of Board Meeting Fee payment.

Section 2.2	Standing Committee Meeting Fees.

(a)	Each Non-Employee Director that is a member of the Audit Committee, Finance and Planning Committee, Compensation Committee and/or Nominating and Corporate Governance Committee of the Board (collectively, the “Standing Committees” and each individually a “Standing Committee”) will receive with respect to any Standing Committee of which such Non-Employee Director is a duly elected member (collectively, the “Standing Committee Fees”):

(i) $2,000 for each such Committee meeting that such Non-Employee Director attends in person; and

(ii) $1,000 for each such Committee meeting that such Non-Employee Director attends by telephone.

(b)	The fees described in Section 2.2(a) will be paid in cash and will be paid once every fiscal quarter in arrears.

(c)	Standing Committee Fees will only paid with respect to any given Standing Committee meeting if (x) a quorum is in attendance at such meeting and (y) minutes are recorded at such meeting.

(d)	For purposes of this Plan, any series of Standing Committee meetings for the same Standing Committee taking place on the same day and lasting in the aggregate less than four (4) hours will be deemed one and the same Standing Committee meeting for purposes of payment of Standing Committee Fees.

Section 2.3	Bidding Committee Fees.

(a)	Non-Employee Directors who are members of a Bidding Committee will receive a flat $10,000 fee to be paid at the end of the fiscal quarter in which the auction for which the Bidding Committee was formed ends.

(b)	The provisions of subsection (a) above represent the sole compensation provided for participation on a Bidding Committee and no Non-Employee Director will receive any other payments or other compensation under any other provision of this Plan in connection with such participation.

Section 2.4	Ad Hoc Committee Fees

If the Board establishes by resolution an ad hoc committee (an “Ad Hoc Committee”), the Board will by resolution also establish the fees to be paid to the Non-Employee Directors named to such Ad Hoc Committee for attendance at meetings of such Ad Hoc Committee.

ARTICLE III

ANNUAL RETAINER

Section 3.1	Annual Retainer.

(a)	Each Non-Employee Director will receive an annual retainer (“Annual Retainer”). The amount of the Annual Retainer payable to a given Non-Employee Director will be equal to the following, as modified by the remainder of this Article III:

(i) $40,000; plus

(ii) either:

(a)    $10,000, if, during the year to which such Annual Retainer relates, such Director serves as the Chairman of the Finance and Planning Committee, Compensation Committee and/or Nominating and Corporate Governance Committee; or

(b) $30,000, if, during the year to which such Annual Retainer relates, such Director serves as the Chairman of the Audit Committee.

(b)	The Annual Retainer paid to each Non-Employee Director will be paid in cash.

Section 3.2	Time of Payment; Proration; Suspension of Payment

(a)	If a Non-Employee Director is a Director at the beginning of a calendar year relating to an Annual Retainer, then said Non-Employee Director’s Annual Retainer for such calendar year will be paid in full on or before January 31 of such calendar year.

(b)	If a Non-Employee Director is not a Director at the beginning of a calendar year relating to an Annual Retainer, but becomes a Director during the course of that calendar year, said Non-Employee Director’s Annual Retainer will be paid in full on or before the end of the fiscal quarter in which such Director became a Director.

(c)	Annual Retainers paid in accordance with subsection (b) above will be reduced by the following percentages:

(i) 0% if said Non-Employee Director’s becomes a Director on or before March 31;

(ii) 25% if said Non-Employee Director’s becomes a Director on or before June 30 but after March 31;

(iii) 50% if said Non-Employee Director’s becomes a Director on or before September 30 but after June 30; and

(iv) 75% if said Non-Employee Director’s becomes a Director on or after October 1.

(d)	If a Non-Employee Director is a Director during a calendar year relating to an Annual Retainer, but subsequently ceases to be a Director during the course of that calendar year, and subsequently becomes a Director again during the course of that calendar year, then:

(i)     said Non-Employee Director’s Annual Retainer for said calendar year will be paid in full pursuant to the provisions of subsection (a) and (b) above; and

(ii)    said Non-Employee Director’s Annual Retainer for the following calendar year will be reduced by 25% for each full fiscal quarter the Director was absent from the Board during the preceding calendar year, provided that no such reduction will be imposed for periods of absence previously triggering reductions under subsection (c) above.

(e)	If a Non-Employee Director is not a chairman of a Standing Committee at the beginning of a calendar year relating to an Annual Retainer, but becomes such a chairman during the course of that calendar year, then the portion of such Non-Employee Directors’ Annual Retainer attributable to his or her service as chairman of such Standing Committee will be paid in accordance with subsection (b) and reduced in accordance with subsection (c). If such Non-Employee Director is a chairman of such a Standing Committee during a calendar year relating to an Annual Retainer, but subsequently ceases to be such a chairman during the course of that calendar year, and subsequently becomes a chairman again during the course of that calendar year, then the portion of such Non-Employee Directors’ Annual Retainer attributable to his or her service as chairman of such Standing Committee will be paid in accordance with subsection (d).

ARTICLE IV

INITIAL/ANNUAL STOCK OPTION GRANTS

Section 4.1	Grant of Options.

Each Non-Employee Director will receive, in addition to all other compensation provided for in this Plan, grants of options to purchase shares (“Options”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as follows (any and all such grants of Options to be made pursuant to and in accordance with the terms and provisions set forth in this Plan, the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, as may be further amended or restated from time to time (the “2004 Plan”) and a Stock Option Grant Agreement entered into with respect to such grant):

(a)	an initial grant of Options (the “Initial Option Grant”) to purchase 33,600 shares of Common Stock upon the Director first becoming a member of the Board, with an exercise price equal to the Common Stock’s closing price on the New York Stock Exchange (“NYSE”) on the grant date; and

(b)	an annual grant of Options (each an “Annual Option Grant”) to purchase 16,800 shares of Common Stock, with an exercise price equal to the Common Stock’s closing price on the NYSE on the grant date.

Section 4.2	Timing of Grant.

(a)	Initial Grants

(i) Initial Option Grants will be granted to a Non-Employee Director at the first scheduled Board meeting following the end of the fiscal quarter in which such Director becomes a Director.

(b)	Annual Grants

(i)     Annual Option Grants will be made at the same time the Company makes annual stock option grants to its employees and officers.

(ii)   A Non-Employee Director who becomes a director after January 1 of a given calendar year will receive an Annual Option Grant for such calendar year at the first scheduled Board meeting following the end of the fiscal quarter in which such Director becomes a Director.

(c)	Under no circumstances will the Company make any Option grant during a “Blackout Period” as defined in the Company’s Insider Trading Policy, as amended from time to time; any Option grant that would otherwise be scheduled during such a black-out period will be made as soon as practicable after the expiration of the Blackout Period.

Section 4.3	Vesting and Term.

(a)	Options grants made under this Plan will commence vesting (i) on the grant date and will vest ratably on a monthly basis over a three (3) year period beginning on the Option grant date such that one thirty-sixth (1/36) of the Options will vest on each one month anniversary of such grant date.

(b)	Notwithstanding anything in this Plan to the contrary, no Options will vest or become exercisable after a Director’s cessation of service with the Company.

(c)	All Options granted under this Plan will have an Option Expiration Date (as defined in the 2004 Plan) of ten years from the grant date.

ARTICLE V

TERMINATION OF PRIOR DIRECTOR REMUNERATION PROGRAMS AND PLANS

This Plan supersedes and replaces all prior plans, agreements or other documents or programs (written or oral) with respect to the remuneration of Non-Employee Directors and is effective as of the date first written above.

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